EXHIBIT 99.2

NEWS RELEASE
Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO80112

For more information contact:
Nadine Wakely Director, Investor Relations	Deborah K. Pawlowski Kei Advisors LLC
Phone: 303.597.8737	Phone: 716.843.3908
Email: nwakely@trer.com	Email: dpawlowski@keiadvisors.com

Texas Rare Earth Resources Announces Favorable Results of
Preliminary Mineralogical Assessments for its
Round Top Rare Earth Project

•	Completes Phase I of metallurgical testing and characterization

•	Reconfirms that rare earth minerals are finely disseminated throughout the rhyolite host rock

•	Simplistic REE mineral associations are reconfirmed, suggesting favorable metallurgical processing options

Sierra Blanca, TX and Denver, CO, October 27, 2011-- Texas Rare Earth Resources Corp. (OTCQB:TRER), a heavy rare earths exploration and development company, today announced that it has completed Phase I of its metallurgical testing and characterization.  The laboratory analysis and testing was completed by Mountain States R & D International, Inc.

Marc LeVier, President and Chief Executive Officer of Texas Rare Earth commented, “The testing performed by the Mountain States laboratory has reconfirmed that the rare earth minerals are finely disseminated throughout the rhyolite host rock.  Based on the initial ore characterization, the testing reconfirms the simplistic rare earth element mineral associations, which suggests favorable metallurgical processing options.  These results also suggest that the mineralogy should provide favorable low costs for metallurgical processing, which we believe will provide a significant competitive advantage.”

Texas Rare Earth has also contracted Phase II of the metallurgical characterization work to Mountain States.  The second phase of this work is currently underway and is focused on pre-concentration evaluation and other diagnostic testing.  This program is expected to provide the basis for our scoping study, which is targeted to be completed in 2012.

Dr. Roshan Bhappu, President and Owner of Mountain States R & D International, Inc. is a world renowned expert in metallurgical process development engineering.  Dr. Bhappu has worked on hundreds of mining projects worldwide, involving the extraction of base metals, precious metals, industrial minerals, rare earth elements, coal and uranium.  Dr. Bhappu has been the past president

- More -

Texas Rare Earth Resources Announces Favorable Results of Preliminary Mineralogical Assessments for its Round Top Rare Earth Project
October 27, 2011

 of SME and AIME and, in 2010, was awarded the prestigious Mining & Metallurgical Society of America's Gold Medal for contribution to the mining industry.

About Texas Rare Earth

Texas Rare Earth Resources Corp.'s primary focus is exploring and developing its Round Top rare earth minerals project.  The Round Top project is located in Hudspeth County, Texas, 85 miles east of El Paso, Texas.  Independently published data indicates the property may contain approximately 1.6 billion metric tons of rhyolite host rock, containing rare earth minerals with potentially a 70% ratio of heavy to total rare earth minerals.  Prior exploratory work also indicates what the Company believes to be a potentially large, high-grade beryllium mineralization.  Uranium mineralization is also present in the deposit.  The Company’s common stock trades on the OTCQB Market tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website at
http://www.trer.com.

Cautionary Note to U.S. Investors
The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. Our Round Top rare earth-beryllium-uranium project currently does not contain any known proven or probable ore reserves under SEC reporting standards and our reference above to the metric tons of rhyolite contained at the project is a reference only to estimated in-place tonnage. U.S. investors are urged to consider closely the disclosure in our latest reports and registration statements filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

Forward-Looking Statements
This press release contains forward-looking statements within the eaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Texas Rare Earth Resources expects or anticipates will or may occur in the future, including such things as the potential development of the Round Top rare earth project, estimates of mineralized material,  the potential low costs for metallurgical processing, the potential competitive advantage low cost processing might provide, the Phase II metallurgical testing providing a basis for a scoping study, the expected completion date for the scoping study, the potential ratio of heavy to total rare earth minerals present at the Round Top project, the number of metric tons of rhyolite contained at the Round Top project and other such similar matters are forward-looking statements. When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if, “anticipate” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Texas Rare Earth Resources to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of mineralized material estimates, risks relating to completing metallurgical testing at the Round Top project, risks related to the results of future metallurgical testing not confirming past results and expectations, risks related to the potential timing and completion of the scoping study, risks related to project development determinations, risks related to fluctuations in the price of rare earth minerals, the inherently hazardous nature of mining-related activities, potential effects on Texas Rare Earth Resource’s operations of environmental regulations, risks due to legal proceedings, risks related to uncertainty of being able to raise capital on favorable terms or at all, as well as those factors discussed under the heading “Risk Factors” in Texas Rare Earth Resource’s latest annual report on Form 10-K as filed on February 8, 2011, as amended, April 19, 2011, and other documents filed with the U.S. Securities and Exchange Commission. Although Texas Rare Earth Resources has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, Texas Rare Earth Resources assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
- End -